Exhibit 99.1
APOLLO ENDOSURGERY, INC. REPORTS SECOND QUARTER 2020 RESULTS
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (August 4, 2020) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the second quarter ended June 30, 2020.
Second Quarter 2020 and Recent Highlights
•As pre-announced, second quarter revenue was $5.6 million, a decrease of approximately 60% compared to the second quarter of 2019, reflecting the sharp decline in healthcare utilization triggered from the second half of March through April due to the COVID-19 pandemic, followed by progressively recovering market conditions in May and June
•Implemented cost reduction initiatives in anticipation of a decline in second quarter sales due to the COVID-19 pandemic. As a result, second quarter cash used in operating and investing activities was consistent with pre-pandemic quarterly levels
•Submitted a 510k for the X-Tack™ Endoscopic HeliX Tacking System for the Treatment of Gastrointestinal Defect Closures
•Completed a $25 million equity financing which combined with reduced minimum liquidity requirements under the amended Loan and Security Agreement with Solar Capital Ltd. (“Solar”) increased corporate liquidity by $32.5 million
Todd Newton, CEO of Apollo, said, “The COVID-19 pandemic had a significant impact on sales in the second quarter, but after the initial slowdown in April we have been on a recovery path. This recovery was particularly visible in the United States where June 2020 product sales were close to 90% of our June 2019 product sales level. In July, the recovery has continued with sales in our direct markets exceeding sales from July of last year.
“We took immediate actions to preserve the interests of our shareholders by aggressively reducing cash expenditures at the beginning of the second quarter, while still pursuing our most important development programs such as the X-Tack program. X-Tack is designed to enhance an endoscopist’s ability to address the closure challenges of large or irregularly shaped defects, whether encountered in the upper or lower GI tract, and meaningfully expands our addressable market. Additionally during the quarter, the Mayo Clinic published results from an IDE study using Orbera for the treatment of NASH. The Mayo study reported 65% of patients achieved resolution of NASH at 6 months. Lastly, the MERIT study continues to progress although planned activities at certain of the study sites were delayed due to COVID-19 factors. We believe that these and other efforts will open new avenues for revenue growth in the future.”
Stefanie Cavanaugh, Apollo’s Chief Financial Officer, said, “We set an aggressive goal to match the anticipated reduction in revenue this quarter with reduced operating expenses as part of our COVID-19 response plan and keep cash use at a level consistent with pre-pandemic quarters. We met this goal. Also, we further reduced our market risk by concurrently raising $25 million of equity and securing beneficial covenant amendments from our lender. We will remain diligent to calibrate our cash expenditures with the pace of our business recovery.”
Second Quarter Results
Worldwide Endoscopy product sales were $5.4 million for the second quarter of 2020, a decrease of 56% compared to the second quarter of 2019. The decline reflects the significant disruption of healthcare resource utilization worldwide from the COVID-19 pandemic.
U.S. Endoscopy sales decreased 40% to $3.1 million for the second quarter of 2020 and outside the US ("OUS") Endoscopy sales decreased 68% to $2.2 million. Between our two OUS sales channels, direct market Endoscopy sales decreased 63% while sales to distributors declined 76% compared to the second quarter of 2019.
ESS product sales represented 67% of total Endoscopy sales for the second quarter of 2020, compared with 63% for the second quarter of 2019.
Total revenue for the second quarter of 2020 was $5.6 million, a decline of 60% from $14.3 million in the prior year second quarter. Revenue reported in the second quarter of 2019 included $1.9 million related to transition services rendered in that period for the Surgical product line which was divested in December of 2018. In the second quarter of 2020, revenue from transition services were only $0.2 million.

Gross margin for the second quarter of 2020 was 43% as $0.5 million of unabsorbed overhead costs from reduced production volumes were charged to our cost of sales in the quarter. Gross margin in the second quarter of 2019 was 50%.
Total operating expenses decreased $7.6 million, or 53%, for the second quarter of 2020 due to the liquidity preservation program implemented in response to the COVID-19 pandemic.
Net loss for the second quarter of 2020 declined 29% to $6.3 million compared to $8.8 million for the second quarter of 2019.
Cash, cash equivalents and restricted cash were $19.7 million as of June 30, 2020.
Conference Call
Apollo will host a conference call on August 4, 2020 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss operating results for the second quarter ended June 30, 2020. To join the conference call by telephone, please dial +1-862-298-0970. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: ir.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com following the event.
Non-GAAP Financial Measures
To supplement our financial results, we are providing a non-GAAP financial measure, Endoscopy product sales percentage change in constant currency, which removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of our Endoscopy product sales compared to the same period of the prior year. Endoscopy product sales percentage change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. This supplemental measure of our performance is not required by, and is not determined in accordance with GAAP.
We believe the non-GAAP financial measure included herein is helpful in understanding our current financial performance. We use this supplemental non-GAAP financial measure internally to understand, manage and evaluate our business, and make operating decisions. We believe that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company’s performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information. However, our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the comparable GAAP metric.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies to treat various gastrointestinal conditions, ranging from gastrointestinal complications to the treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 75 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on the Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; statements relating to the availability of cash for Apollo's future operations; and Apollo’s ability to support the adoption of its products and broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2019 and its Form 10-Q for the period ending June 30, 2020. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$5,644	$14,254	$16,362	$27,465
Cost of sales	3,215	7,088	8,296	13,058
Gross margin	2,429	7,166	8,066	14,407
Operating expenses:
Sales and marketing	2,265	7,803	8,595	15,500
General and administrative	2,157	3,343	5,496	7,060
Research and development	1,815	2,689	3,962	6,117
Amortization of intangible assets	490	528	986	1,081
Settlement gain	—	—	—	(5,609)
Total operating expenses	6,727	14,363	19,039	24,149
Loss from operations	(4,298)	(7,197)	(10,973)	(9,742)
Other expenses:
Interest expense, net	1,316	669	2,560	1,628
Other expense, net	633	908	2,927	157
Net loss before income taxes	(6,247)	(8,774)	(16,460)	(11,527)
Income tax expense	6	—	49	51
Net loss	$(6,253)	$(8,774)	$(16,509)	$(11,578)
Net loss per share, basic and diluted	$(0.30)	$(0.40)	$(0.78)	$(0.53)
Weighted average common shares outstanding, basic and diluted	21,152,937	21,926,891	21,135,032	21,917,140

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$2,384	$1,206	$3,590	$3,780	$3,899	$7,679	(36.9)%	(69.1)%	(53.2)%
IGB	760	1,039	1,799	1,458	3,056	4,514	(47.9)%	(66.0)%	(60.1)%
Total Endoscopy	3,144	2,245	5,389	5,238	6,955	12,193	(40.0)%	(67.7)%	(55.8)%
% Endoscopy	58.3%	41.7%		43.0%	57.0%
Surgical	—	—	—	—	1,330	1,330	—%	(100.0)%	(100.0)%
Other (1)	255	—	255	721	10	731	(64.6)%	(100.0)%	(65.1)%
Total revenues	$3,399	$2,245	$5,644	$5,959	$8,295	$14,254	(43.0)%	(72.9)%	(60.4)%
_________________________________________
(1) Other U.S. revenue includes $0.2 million and $0.6 million of transition and manufacturing services provided to ReShape for the three months ended June 30, 2020 and 2019, respectively.

	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$6,139	$4,283	$10,422	$6,787	$7,390	$14,177	(9.5)%	(42.0)%	(26.5)%
IGB	1,658	3,667	5,325	2,917	5,919	8,836	(43.2)%	(38.0)%	(39.7)%
Total Endoscopy	7,797	7,950	15,747	9,704	13,309	23,013	(19.7)%	(40.3)%	(31.6)%
% Endoscopy	49.5%	50.5%		42.2%	57.8%
Surgical	—	—	—	—	3,030	3,030	—%	(100.0)%	(100.0)%
Other (1)	582	33	615	1,404	18	1,422	(58.5)%	83.3%	(56.8)%
Total revenues	$8,379	$7,983	$16,362	$11,108	$16,357	$27,465	(24.6)%	(51.2)%	(40.4)%
_________________________________________
(1) Other U.S. revenue includes $0.3 million and $1.1 million of transition and manufacturing services provided to ReShape for the six months ended June 30, 2020 and 2019, respectively.

Non-GAAP Endoscopy product sales percentage change in constant currency were as follows:

	Three Months Ended June 30, 2020		Six Months Ended June 30, 2020
	% Increase/Decrease in Constant Currency		% Increase/Decrease in Constant Currency
	OUS	Total Revenues	OUS	Total Revenues
ESS	(68.3)%	(52.9)%	(39.6)%	(25.2)%
IGB	(65.0)%	(59.5)%	(36.1)%	(38.4)%
Total Endoscopy	(66.9)%	(55.3)%	(38.0)%	(30.3)%